Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball Reports Strong Second Quarter Results

Highlights

●	Second quarter 2014 comparable earnings per diluted share of $1.13 vs. 85 cents in 2013

●	Global demand for beverage cans remained favorable

●	Aerospace contracted backlog at the end of the quarter remains solid at $858 million

●	Full-year free cash flow expected to exceed $550 million

BROOMFIELD, Colo., July 31, 2014 — Ball Corporation (NYSE:BLL) today reported second quarter net earnings attributable to the corporation of $153.1 million, or $1.07 per diluted share (including after tax charges of $7.7 million, or 6 cents per diluted share for business consolidation costs) on sales of $2.3 billion, compared to $95.1 million, or 63 cents per diluted share, on sales of $2.2 billion in the second quarter of 2013. Results for the first six months of 2014 were net earnings attributable to the corporation of $246.6 million, or $1.72 per diluted share, on sales of $4.3 billion, compared to $167.1 million, or $1.10 per diluted share, on sales of $4.2 billion in the first six months of 2013.
Comparable 2014 earnings per diluted share for the second quarter and year-to-date were $1.13 and $1.94, respectively, versus second quarter and year-to-date 2013 comparable earnings per diluted share of 85 cents and $1.43, respectively.
Details of comparable segment earnings, business consolidation activities and historical segment reporting can be found in the notes to the unaudited consolidated financial statements that accompany this news release.
“Our improved second quarter results were due to improving demand for beverage cans, excellent performance in our global beverage operations and solid program execution in our aerospace business,” said John A. Hayes, chairman, president and chief executive officer.
Metal Beverage Packaging, Americas & Asia
        Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $142.0 million in the second quarter on sales of $1.1 billion, compared to $125.7 million on sales of $1.1 billion in 2013. For the first six months, comparable segment operating earnings were $266.9 million on sales of $2.1 billion, compared to $229.7 million on sales of $2.1 billion during the same period in 2013.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

Stronger than expected demand for metal beverage packaging in North America aided results during the quarter. In Brazil and China, volumes grew double digits year-over-year due to increasing can penetration in beer packaging. In May, we announced the expansion of our Southeast Asia operations with the construction of a one-line plant in Myanmar, which will start up in mid-2015.
Metal Beverage Packaging, Europe
Metal beverage packaging, Europe, comparable segment results in the quarter were operating earnings of $73.7 million on sales of $558.4 million, compared to $51.8 million on sales of $508.7 million in 2013. Results for the first six months were comparable segment operating earnings of $129.2 million on sales of $1.0 billion, compared to $82.7 million on sales of $911.6 million in 2013.
Mid-single-digit volume growth for beverage cans across Europe continued and our ongoing cost management programs favorably impacted second quarter results. Construction has begun at our existing Oss, Netherlands, facility to increase capacity through the addition of a new line, which will start up in the second quarter of 2015.
Metal Food & Household Products Packaging
Metal food and household products packaging comparable segment results in the quarter were operating earnings of $39.8 million on sales of $367.7 million, compared to $47.5 million on sales of $382.6 million in 2013. Year-to-date results were comparable segment operating earnings of $76.1 million on sales of $708.8 million, compared to $82.2 million on sales of $749.8 million in 2013.
Segment results and volumes were down in the quarter, influenced by low single-digit volume declines for steel containers and manufacturing inefficiencies in the U.S. Stronger demand for aluminum aerosol containers in Europe and Mexico, and improved manufacturing performance in Mexico contributed to results.
Aerospace and Technologies
Aerospace and technologies comparable segment results were operating earnings of $24.8 million on sales of $241.1 million in the quarter, compared to $19.1 million on sales of $226.1 million in 2013. For the first six months, comparable segment operating earnings were $48.9 million on sales of $461.8 million compared to $37.0 million on sales of $457.5 million during the same period last year. Backlog at the end of the quarter was $858 million.
       Ongoing excellent program execution and solid contracted backlog contributed to segment results. During the quarter, Ball Aerospace began work on a fixed-price contract for the Stalker long-range, electro-optical laser sensor system (SLREOSS) under a contract to the NATO Seasparrow Project Office. The Stalker system will significantly enhance the Navy’s ability to detect, classify, identify and determine hostile intent of potential threats to its ships. Ball’s support to the NATO Seasparrow Project Office spans more than four decades and is the segment’s longest continuously running project.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

Outlook
“Year-to-date we have returned more than $250 million to shareholders in the form of share repurchases and dividends, and we expect free cash flow to exceed $550 million for 2014,” said Scott C. Morrison, senior vice president and chief financial officer.
“Our second quarter results exceeded our expectations. While we still have a few manufacturing challenges and tough volume comparisons in the second half, we remain confident in our ability to increase EVA dollar generation and achieve our long-term diluted earnings per share growth goal of 10 to 15 percent in 2014,” Hayes said.
About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 14,500 people worldwide and reported 2013 sales of $8.5 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details
Ball Corporation will hold its regular quarterly conference call on the company’s results and performance on Thursday, July 31, at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-908-8792. International callers should dial 212-231-2922. For a webcast of the live call, please visit:
http://edge.media-server.com/m/p/e7tiw2tx/lan/en
For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain Time on July 31, 2014, until 11 a.m. Mountain Time on August 7, 2014. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21721320. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; successful or unsuccessful acquisitions and divestitures; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; interest rates affecting our debt.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

Condensed Financial Statements (Second Quarter 2014)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2014	2013	2014	2013

Net sales	$2,291.9	$2,202.4	$4,298.7	$4,193.4

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,846.4)	(1,798.9)	(3,459.3)	(3,442.4)
Depreciation and amortization	(69.6)	(74.5)	(138.4)	(147.0)
Selling, general and administrative	(111.4)	(102.9)	(219.1)	(212.2)
Business consolidation and other activities	(8.6)	(22.6)	(8.6)	(45.3)
	(2,036.0)	(1,998.9)	(3,825.4)	(3,846.9)

Earnings before interest and taxes	255.9	203.5	473.3	346.5

Interest expense	(40.6)	(47.7)	(80.8)	(92.5)
Debt refinancing costs	–	(26.7)	(33.1)	(26.7)
Total interest expense	(40.6)	(74.4)	(113.9)	(119.2)
Earnings before taxes	215.3	129.1	359.4	227.3
Tax provision	(60.2)	(30.8)	(99.8)	(48.9)
Equity in results of affiliates, net of tax	1.2	0.8	1.6	–

Net earnings from continuing operations	156.3	99.1	261.2	178.4

Discontinued operations, net of tax	–	–	–	0.1

Net earnings	156.3	99.1	261.2	178.5

Less net earnings attributable to noncontrolling interests	(3.2)	(4.0)	(14.6)	(11.4)

Net earnings attributable to Ball Corporation	$153.1	$95.1	$246.6	$167.1

Earnings per share:
Basic–continuing operations	$1.10	$0.65	$1.77	$1.13
Basic–discontinued operations	–	–	–	–
Total basic earnings per share	$1.10	$0.65	$1.77	$1.13

Diluted–continuing operations	$1.07	$0.63	$1.72	$1.10
Diluted–discontinued operations	–	–	–	–
Total diluted earnings per share	$1.07	$0.63	$1.72	$1.10

Weighted average shares outstanding (000s):
Basic	139,012	147,088	139,704	148,027
Diluted	142,860	150,305	143,472	151,262

Condensed Financial Statements (Second Quarter 2014)

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
($ in millions)	2014	2013

Cash Flows from Operating Activities:
Net earnings	$261.2	$178.5
Discontinued operations, net of tax	–	(0.1)
Depreciation and amortization	138.4	147.0
Business consolidation and other activities	8.6	45.3
Deferred tax provision	6.5	7.9
Other, net	3.4	(39.4)
Changes in working capital	(208.1)	(423.7)
Cash provided by (used in) continuing operating activities	210.0	(84.5)
Cash provided by (used in) discontinued operating activities	–	(2.1)
Total cash provided by (used in) operating activities	210.0	(86.6)

Cash Flows from Investing Activities:
Capital expenditures	(135.3)	(201.1)
Business acquisitions, net of cash acquired	–	(12.6)
Other, net	11.2	(4.5)
Cash provided by (used in) investing activities	(124.1)	(218.2)

Cash Flows from Financing Activities:
Changes in borrowings, net	(72.2)	562.4
Purchases of common stock, net of issuances	(238.5)	(202.3)
Dividends	(36.8)	(38.0)
Other, net	3.5	(16.5)
Cash provided by (used in) financing activities	(344.0)	305.6

Effect of currency exchange rate changes on cash	(2.6)	(5.4)

Change in cash	(260.7)	(4.6)
Cash–beginning of period	416.0	174.1
Cash–end of period	$155.3	$169.5

Condensed Financial Statements (Second Quarter 2014)

Unaudited Condensed Consolidated Balance Sheets

	June 30,
($ in millions)	2014	2013

Assets

Current assets
Cash and cash equivalents	$155.3	$169.5
Receivables, net	1,073.5	1,123.9
Inventories, net	1,028.2	1,100.4
Deferred taxes and other current assets	162.8	230.9
Total current assets	2,419.8	2,624.7

Property, plant and equipment, net	2,383.3	2,293.5
Goodwill	2,389.7	2,334.9
Other assets, net	583.2	579.3

Total assets	$7,776.0	$7,832.4

Liabilities and Shareholders’ Equity

Current liabilities
Short-term debt and current portion of long-term debt	$408.0	$387.6
Payables and other accrued liabilities	1,565.6	1,379.8
Total current liabilities	1,973.6	1,767.4

Long-term debt	3,129.2	3,472.6
Other long-term liabilities	1,262.0	1,356.7
Shareholders’ equity	1,411.2	1,235.7

Total liabilities and shareholders’ equity	$7,776.0	$7,832.4

Notes to the Condensed Financial Statements (Second Quarter 2014)

1. Business Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2014	2013	2014	2013

Net sales–
Metal beverage packaging, Americas & Asia	$1,130.1	$1,086.3	$2,127.7	$2,081.5
Metal beverage packaging, Europe	558.4	508.7	1,008.6	911.6
Metal food & household products packaging	367.7	382.6	708.8	749.8
Aerospace & technologies	241.1	226.1	461.8	457.5
Corporate and intercompany eliminations	(5.4)	(1.3)	(8.2)	(7.0)
Net sales	$2,291.9	$2,202.4	$4,298.7	$4,193.4

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$142.0	$125.7	$266.9	$229.7
Business consolidation and other activities	(3.0)	(11.0)	1.8	(12.5)
Total metal beverage packaging, Americas & Asia	139.0	114.7	268.7	217.2

Metal beverage packaging, Europe	73.7	51.8	129.2	82.7
Business consolidation and other activities	(1.1)	(1.2)	(2.3)	(2.9)
Total metal beverage packaging, Europe	72.6	50.6	126.9	79.8

Metal food & household products packaging	39.8	47.5	76.1	82.2
Business consolidation and other activities	(4.0)	(9.7)	(7.1)	(28.5)
Total metal food & household products packaging	35.8	37.8	69.0	53.7

Aerospace & technologies	24.8	19.1	48.9	37.0
Business consolidation and other activities	–	(0.2)	–	(0.2)
Total aerospace & technologies	24.8	18.9	48.9	36.8

Segment earnings before interest and taxes	272.2	222.0	513.5	387.5

Undistributed and corporate expenses and intercompany eliminations, net	(15.8)	(18.0)	(39.2)	(39.8)
Business consolidation and other activities	(0.5)	(0.5)	(1.0)	(1.2)
Total undistributed and corporate expenses and intercompany eliminations, net	(16.3)	(18.5)	(40.2)	(41.0)

Earnings before interest and taxes	$255.9	$203.5	$473.3	$346.5

Notes to the Condensed Financial Statements (Second Quarter 2014)

2. Significant Business Consolidation Activities and Other Noncomparable Items

2014

Metal Beverage Packaging, Americas and Asia

The second quarter included charges of $2.2 million ($1.4 million after tax) related to a fire at a metal beverage packaging, Americas, facility.

During the first quarter, the company received and recorded compensation of $5.0 million ($3.7 million after tax) for the reimbursement of severance costs incurred in connection with the company’s closure and relocation of the Shenzhen, China, manufacturing facility in 2013. The first six months of 2014 also included net charges of $1.0 million ($0.8 million after tax) for ongoing costs related to previously closed facilities and other insignificant costs.

Metal Food and Household Products Packaging

During the fourth quarter of 2013, the company announced the closure of its Danville, Illinois, steel aerosol packaging facility in the second half of 2014. The first and second quarter of 2014 included charges of $2.0 million ($1.2 million after tax) and $1.7 million ($1.1 million after tax), respectively, in connection with the announced closure.

The first and second quarter also included charges of $1.1 million ($0.7 million after tax) and $2.3 million ($1.4 million after tax), respectively, for ongoing costs related to previously closed facilities and other insignificant activities.

Metal Beverage Packaging, Europe, and Corporate

The first and second quarter included charges of $1.2 million ($1.1 million after tax) and $1.1 million ($1.0 million after tax), respectively, for headcount reductions, cost-out initiatives and the relocation of the company’s European headquarters from Germany to Switzerland, as well as additional tax expense of $2.1 million and $2.0 million, respectively, related to this relocation. The first six months also included charges of $1.0 million ($0.6 million after tax) for other insignificant activities.

In January, Ball completed the redemption of its outstanding 7.375 percent senior notes due in September 2019. The redemption of the bonds resulted in a first quarter charge of $33.1 million ($20.6 million after tax) for the call premium and the write off of unamortized financing costs and premiums.

2013

The second quarter included charges of $7.1 million ($4.3 million after tax) to balance regional supply and demand in Ball’s metal beverage packaging, Americas, operations. The second quarter also included a charge of $5.9 million ($3.6 million after tax) to migrate certain employees from a multi-employer defined benefit pension plan to a Ball-sponsored defined benefit pension plan.

In February 2013, Ball announced the closure of its Elgin, Illinois, food and household products packaging facility. The first quarter and second quarter included charges of $20.8 million ($12.6 million after tax) and $5.3 million ($3.3 million after tax), respectively, in connection with the closure. The first quarter and second quarter also included charges of $1.1 million ($0.6 million after tax) and $2.0 million ($1.2 million after tax), respectively, related to the previously announced closures of Ball’s Columbus, Ohio, and Gainesville, Florida, metal beverage packaging facilities and voluntary separation programs.

Other items in the first quarter and second quarter included charges of $2.1 million ($1.6 million after tax) and $1.7 million ($1.3 million after tax), for the third quarter 2012 relocation of the company’s European headquarters from Germany to Switzerland, as well as additional tax expense of $1.9 million and $2.0 million, respectively, related to this relocation. Additionally, the first quarter and second quarter included income of $2.0 million ($1.2 million after tax) and $1.5 million ($0.9 million after tax), respectively, related to the reimbursement of funds paid in 2012 for the settlement of certain Canadian defined benefit pension liabilities related to previously closed facilities.

During the second quarter, Ball issued $1 billion of 4.00 percent senior notes due in November 2023 and tendered for the redemption of $375 million of 7.125 percent senior notes originally due in September 2016. The redemption of the bonds, as well as the renegotiation of Ball’s bank credit facilities in June, resulted in a charge of $26.7 million ($16.3 million after tax) for the call premium and the write off of unamortized financing costs and discounts.

Notes to the Condensed Financial Statements (Second Quarter 2014)

2. Significant Business Consolidation Activities and Other Noncomparable Items (continued)

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2014	2013	2014	2013

Net earnings attributable to Ball Corporation, as reported	$153.1	$95.1	$246.6	$167.1
Business consolidation and other activities, net of tax	7.7	16.3	10.8	32.3
Debt refinancing costs, net of tax	–	16.3	20.6	16.3
Discontinued operations, net of tax	–	–	–	(0.1)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$160.8	$127.7	$278.0	$215.6

Per diluted share before above transactions	$1.13	$0.85	$1.94	$1.43

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2014	2013	2014	2013

Earnings before interest and taxes, as reported	$255.9	$203.5	$473.3	$346.5
Business consolidation and other activities	8.6	22.6	8.6	45.3
EBIT before above transactions (Comparable EBIT)	$264.5	$226.1	$481.9	$391.8

Non-U.S. GAAP Measures—Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in this earnings release and quarterly and annual regulatory filings.